Exhibit 99.1



     For more information call (404) 814-3090

     Darrell D. Pittard
     Chairman and Chief Executive Officer

     or

     Michael E. Ricketson                       For Release 3:00 PM EST
     Executive Vice President                   July 2, 1998


           PREMIER BANCSHARES COMPLETES ACQUISITION OF
                    THE BANK HOLDING COMPANY


             ATLANTA,  GEORGIA, July 2,  1998  -  Premier

       Bancshares, Inc. (American Stock Exchange  -  PMB)

       completed  the  acquisition of  The  Bank  Holding

       Company  (BHC).  Each share of  BHC  common  stock

       issued  and  outstanding was  converted  into  and

       exchanged for the right to receive 3.90 shares  of

       Premier  Bancshares common stock.    In  addition,

       each  share  of BHC preferred stock was  exchanged

       for  one  share  of  Premier Bancshares  Preferred

       Stock.    Holders  of BHC stock  options  received

       options  to  purchase  Premier  common  stock   in

       exchange for their BHC stock options.



       On  July 1, 1998, Premier Bancshares announced the

       consummation  of  the merger with Button  Gwinnett

       Financial  Corporation in Lawrenceville,  Georgia,

       with assets of $232 million.



       Premier Bancshares is a multi-bank holding company

       headquartered  in  Atlanta,  Georgia,  with  total

       assets as of the completion of this transaction of

       in  excess of $1.3 billion and subsidiaries having

       41 offices located throughout the Southeast.



       Darrell  D. Pittard, Chairman and Chief  Executive

       Officer of Premier Bancshares, Inc. said,  "  With

       the growth being experienced by Henry and Spalding

       counties, we feel that this market will provide us

       with  not  only a presence in south metro Atlanta,

       but  also with a foundation for additional growth.

       With  the  addition  of  these  three  new  branch

       offices,  we  will now have strategically  located

       banking offices to compliment our existing Premier

       Lending mortgage loan offices."